EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
First Northern Community Bancorp

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-37874, No. 333-136977, and No. 333-207951) of First Northern Community Bancorp of our report dated March 5, 2021, relating to the consolidated financial statements of First Northern Community Bancorp as of  December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, which report appears in the Annual Report on Form 10-K of First Northern Community Bancorp for the year ended December 31, 2020.

/s/ MOSS ADAMS LLP

Los Angeles, California
March 5, 2021